Exhibit 99.2a(ii)


                          ASA DEBT ARBITRAGE FUND LLC

                    (An Illinois Limited Liability Company)
                     ------------------------------------



                           LIMITED LIABILITY COMPANY
                              OPERATING AGREEMENT




                           Dated as of June 30, 2003
                     ------------------------------------


                        817 West Peachtree Street, N.W.
                                   Suite 400
                          Atlanta, Georgia 30308-1144
                                (404) 760-3424




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                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS........................................................................1


ARTICLE II ORGANIZATION; ADMISSION OF MEMBERS................................................5

   2.1  Formation of Limited Liability Company...............................................5
   2.2  Name.................................................................................5
   2.3  Principal and Registered Office......................................................5
   2.4  Duration.............................................................................5
   2.5  Business of the Fund.................................................................5
   2.6  Board of Directors...................................................................6
   2.7  Members..............................................................................7
   2.8  Organizational Member................................................................7
   2.9  Both Directors and Members...........................................................7
   2.10 Limited Liability....................................................................7

ARTICLE III MANAGEMENT.......................................................................8

   3.1  Management and Control...............................................................8
   3.2  Actions by the Board of Directors....................................................9
   3.3  Audit Committee......................................................................9
   3.4  Officers............................................................................10
   3.5  Meetings of Members.................................................................10
   3.6  Custody of Assets of the Fund.......................................................11
   3.7  Other Activities of Members and Directors...........................................11
   3.8  Duty of Care........................................................................12
   3.9  Indemnification.....................................................................12
   3.10 Fees, Expenses and Reimbursement....................................................14

ARTICLE IV TERMINATION OF STATUS OF THE DIRECTORS, TRANSFERS AND REPURCHASES................15

   4.1  Termination of Status of a Director.................................................15
   4.2  Removal of the Directors............................................................16
   4.3  Transfer of Interests of Members....................................................16
   4.4  Repurchase of Interests.............................................................17

ARTICLE V CAPITAL...........................................................................19

   5.1  Contributions to Capital............................................................19
   5.2  Rights of Members to Capital........................................................19
   5.3  Capital Accounts....................................................................19


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   5.4  Allocation of Net Profit and Net Loss; Allocation of Offering Costs.................20
   5.5  Allocation of Certain Expenditures..................................................20
   5.6  Reserves............................................................................20
   5.7  Tax Allocations.....................................................................21
   5.8  Distributions.......................................................................22
   5.9  Allocation of Organizational Expenses...............................................22
   5.10 Withholding.........................................................................23

ARTICLE VI DISSOLUTION AND LIQUIDATION......................................................23

   6.1  Dissolution.........................................................................23
   6.2  Liquidation of Assets...............................................................24

ARTICLE VII ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS....................................25

   7.1  Accounting and Reports..............................................................25
   7.2  Determinations by the Board of Directors............................................25
   7.3  Valuation of Assets.................................................................26

ARTICLE VIII MISCELLANEOUS PROVISIONS.......................................................26

   8.1  Amendment of Limited Liability Company Agreement....................................26
   8.2  Special Power of Attorney...........................................................27
   8.3  Notices.............................................................................28
   8.4  Agreement Binding Upon Successors and Assigns.......................................28
   8.5  Applicability of 1940 Act and Form N-2..............................................28
   8.6  Choice of Law.......................................................................29
   8.7  Not for Benefit of Creditors........................................................29
   8.8  Consents............................................................................29
   8.9  Merger and Consolidation............................................................29
   8.10 Pronouns............................................................................29
   8.11 Confidentiality.....................................................................29
   8.12 Certification of Non-Foreign Status.................................................30
   8.13 Severability........................................................................30
   8.14 Filing of Returns...................................................................30
   8.15 Tax Matters Partner.................................................................30
   8.16 Section 754 Election................................................................31
   8.17 Reliance............................................................................31
   8.18 Registration of Assets..............................................................31
   8.19 Limitation on Duties................................................................31
   8.20 Contractual Statute of Limitations..................................................32
   8.21 Matters Not Provided For; Compliance With Law.......................................32
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                          ASA DEBT ARBITRAGE FUND LLC
                           LIMITED LIABILITY COMPANY
                              OPERATING AGREEMENT

     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of ASA Debt Arbitrage Fund LLC (the "Fund") is dated as of June 30, 2003 by and among Aspen Strategic Alliance LLC, a Delaware limited liability company, as the Adviser and Organizational Member and those persons hereinafter admitted as Members.

     WHEREAS, the Fund has heretofore been formed as a limited liability company under the laws of the State of Illinois pursuant to its initial Articles of Incorporation (the "Articles") dated and filed with the Secretary of State of Illinois on June 30, 2003;

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

For purposes of this Agreement:

ADVISER Aspen Strategic Alliance LLC, or any person who may hereafter serve as the investment adviser of the Fund pursuant to an Investment Advisory Agreement.

ADVISERS ACT                  The Investment Advisers Act of 1940 and the
                              rules, regulations and orders thereunder, as amended from time to time, or any successor law.

AFFILIATE                     An affiliated person of a person as such term is
                              defined in the 1940 Act.

AGREEMENT                     This Limited Liability Company Operating
                              Agreement, as amended from time to time.

ARTICLES The Articles of Incorporation of the Fund and any amendments thereto, as filed with the office of the Secretary of State of the State of Illinois.

BOARD OF DIRECTORS            The Board of Directors established pursuant to
                              Section 2.6.

CAPITAL ACCOUNT               With respect to each Member, the capital account
                              established and maintained on behalf of the Member pursuant to Section 5.3.

CAPITAL PERCENTAGE            A percentage established for each Member on the
                              Fund's books as of each Expense Allocation Date.
                              The Capital Percentage of a Member on an Expense
                              Allocation Date shall be determined by dividing the amount of capital contributed to the Fund by the Member pursuant to Section 5.1 hereof by the sum of the capital


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                              contributed to the Fund by each Member pursuant
                              to Section 5.1 hereof on or prior to such Expense Allocation Date. The sum of the Capital Percentages of all Members on each Expense Allocation Date shall equal 100%.

CLOSING DATE                  The first date on or as of which a person other
                              than an Organizational Member is admitted to the Fund as a Member.

CODE The United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

DIRECTOR An individual designated as a director of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of Directors of the Fund.

EXPENSE ALLOCATION DATE       The Closing Date, and thereafter each day on or
                              before the expiration of one year following the Closing Date as of which a contribution to the capital of the Fund is made pursuant to Section
                              5.1 hereof.

FISCAL PERIOD                 The period commencing on the Closing Date, and
                              thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

                              (1) the last day of a Fiscal Year;

                              (2) the last day of a Taxable Year;

                              (3) the day preceding the date as of which a
                                  contribution to the capital of the Fund is made pursuant to Section 5.1;

                              (4) any day on which the Fund repurchases any
                                  Interest or portion of an Interest of any Member; or

                              (5) any day (other than one specified in clause
                                  (2) above) as of which this Agreement
                                  provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Investment Percentages.

FISCAL YEAR                   Each period commencing on April 1 of each year
                              and ending on March 31 of each year (or on the date of a final distribution pursuant to Section
                              6.2 hereof), unless and until the Board of Directors shall elect another fiscal year for the Fund; provided that, the period commencing on the Closing Date and ending on March 31, 2003 shall be considered a Fiscal Year for purposes of this Agreement.


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FORM N-2                      The Fund's Registration Statement on Form N-2
                              filed with the Securities and Exchange
                              Commission, as amended from time to time.

FUND The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

INDEPENDENT DIRECTORS         Those Directors who are not "interested persons,"
                              as such term is defined by the 1940 Act, of the Fund.

INITIAL DIRECTOR              Kenneth Banwart, the person who directed the
                              formation of the Fund and served as the sole initial Director.

INTEREST The entire ownership interest in the Fund at any particular time of a Member or other person to whom an Interest of a Member or portion thereof has been transferred pursuant to Section 4.3 hereof, including the rights and obligations of such Member or other person under this Agreement and the laws of the State of Illinois.

INVESTMENT FUNDS              Investment funds in which the Fund's assets are
                              invested.

INVESTMENT                    A separate written agreement entered into by the
ADVISORY AGREEMENT            Fund pursuant to which the Adviser provides
                              investment advisory services to the Fund.

INVESTMENT PERCENTAGE         A percentage established for each Member on the
                              Fund's books as of the first day of each Fiscal
                              Period. The Investment Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital
                              Account as of the beginning of such Fiscal
                              Period by the sum of the Capital Accounts of all of the Members as of the beginning of such Fiscal Period. The sum of the Investment
                              Percentages of all Members for each Fiscal
                              Period shall equal 100%.

MEMBER Any person who shall have been admitted to the Fund as a member (including any Director in such person's capacity as a member of the Fund but excluding any Director in such person's capacity as a Director of the Fund) until the Fund repurchases the entire Interest of such person pursuant to Section 4.4 hereof or a substituted member or members are admitted with respect to any such person's entire Interest as a member pursuant to Section 4.4 hereof; such term includes the Adviser or an Affiliate of the Adviser to the extent the Adviser (or such Affiliate) makes a capital contribution to the Fund and shall have been admitted to the Fund as a member.

NET ASSETS                    The total value of all assets of the Fund, less
                              an amount equal to all accrued debts,
                              liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Interests to


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                              be effected as of the date such value is
                              determined.

NET PROFIT OR NET LOSS        The amount by which the Net Assets as of the
                              close of business on the last day of a Fiscal
                              Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net
                              Assets as of the commencement of the same Fiscal
                              Period (or, with respect to the initial Fiscal
                              Period of the Fund, as of the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with the respective
                              Investment Percentages of all Members as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof.

1940 ACT The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

OFFICER An individual designated as an officer of the Fund pursuant to the provisions of Section 3.3 of the Agreement and who serves as an officer of the Fund.

ORGANIZATION EXPENSES         The expenses incurred by the Fund in connection
                              with its formation, its initial registration as an investment company under the 1940 Act, and the initial offering of Interests.

ORGANIZATIONAL MEMBER         Aspen Strategic Alliance LLC.

PORTFOLIO MANAGERS            The organizations that manage and direct the
                              investment activities of Investment Funds or are retained to manage and invest designated portions of the Fund's assets.

SECURITIES                    Securities (including, without limitation,
                              equities, debt obligations, options, and other
                              "securities" as that term is defined in Section
                              2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and financial instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon.

SUB-ADVISER                   Guidance Capital LLC, or any person who may
                              hereafter serve as an investment sub-adviser to the Fund pursuant to a Sub-Advisory Agreement.

SUB-ADVISORY AGREEMENT        A separate written agreement entered into by the
                              Fund, the Adviser and the Sub-Adviser pursuant to which the Adviser delegates all or a portion of its investment advisory obligations under the Advisory Agreement to the Sub-Adviser.

TRANSFER The assignment, transfer, sale, encumbrance, pledge or other


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                              disposition of all or any portion of an
                              Interest, including any right to receive any allocations and distributions attributable to an Interest.



                                            ARTICLE II

                                ORGANIZATION; ADMISSION OF MEMBERS

     2.1 Formation of Limited Liability Company

     The Fund has been formed as a limited liability company at the direction of the Initial Director who authorized the filing of the Articles, which actions are hereby ratified by the execution of this Agreement. The Board of Directors shall execute and file in accordance with the laws of the State of Illinois any amendment to the Articles and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Illinois or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

     2.2 Name

     The name of the Fund shall be "ASA Debt Arbitrage Fund LLC" or such other name as the Board of Directors may hereafter adopt upon (i) causing an appropriate amendment to the Articles to be filed in accordance with the laws of the State of Illinois and (ii) taking such other actions as may be required by law.

     2.3 Principal and Registered Office

     The Fund shall have its principal office at 817 West Peachtree Street, N.W., Suite 400, Atlanta, Georgia 30308-1144, or at such other place designated from time to time by the Board of Directors.

     The Fund shall have its registered office in Illinois at c/o CT Corporation System, 208 South LaSalle Street, Suite 814, Chicago, Illinois, 60604, and shall have CT Corporation System as its registered agent for service of process in Illinois, unless and until a different registered office or agent is designated by the Board of Directors.

     2.4 Duration

     The term of the Fund commenced on the filing of the Articles with the Secretary of State of Illinois and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

     2.5 Business of the Fund

          (a) The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise, and to engage in such activities and transactions as the Board of Directors may deem necessary or advisable in connection therewith, including:

          (1) To engage in any other activities for which limited liability companies may be organized under Illinois law;


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          (2)  To enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to effectuate the foregoing purpose, including without limitation:

                    (i) To purchase, transfer, pledge and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Fund;

                    (ii) To acquire, purchase, hold and sell Securities, increasing, decreasing or liquidating such positions in such Securities without any limitation as to the frequency or the fluctuation in such positions;

                    (iii) To borrow money, on a secured or unsecured basis, from banks or brokers, and to secure the payment of any obligations of the Fund by hypothecation or pledge of all or part of the Fund's assets;

                    (iv) To open, maintain and close bank, brokerage and other accounts with any broker-dealer and to effect transactions through such accounts; and

                    (v) To take such actions as may be necessary or advisable in connection with the foregoing, including the hiring of personnel, the retention of investment advisers or sub-advisers, agents, independent contractors, legal and accounting counselors, and the preparation and filing of all Fund tax returns.

               (b) The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to such fundamental policies and investment restrictions as may be adopted by the Board of Directors and in accordance with the 1940 Act.

     2.6 Board of Directors

               (a) Prior to the Closing Date, the Initial Director may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Directors on the Board of Directors, subject to the election of such persons prior to the Closing Date by the Organizational Member. By signing this Agreement or signing an investor application or certification in connection with the purchase of an Interest, a Member admitted on the Closing Date shall be deemed to have voted for the election of each of the Directors so designated. After the Closing Date, the Board of Directors may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and subject to the requirements of the 1940 Act with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund. The number of Directors shall be fixed from time to time by the Board of Directors.

               (b) Each Director shall serve on the Board of Directors for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.1 hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at


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          least two-thirds (2/3) of the Directors then serving would have been elected by the Members. The Board of Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving on the Board of Directors.

               (c) In the event that no Director remains to continue the business of the Fund, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors to the Board of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to
          Section 6.2 hereof.

     2.7 Members

     The Fund may offer Interests for purchase by investors on the first day of each calendar month or at such other times as may be determined from time to time by the Board of Directors in such manner as may be determined by the Board of Directors. All subscriptions for Interests are subject to the receipt by the Fund or its custodian of cleared funds on or before the acceptance date for such subscriptions in the full amount of the subscription. Subject to the foregoing, a person may be admitted to the Fund as a Member subject to the condition that such person shall execute an appropriate signature page of this Agreement or an investor application or certification form pursuant to which such Member agrees to be bound by all the terms and provisions of this Agreement. No person shall be admitted as a Member unless the Board of Directors reasonably believes, based on information furnished by such person, that such person satisfies the suitability standards established by the Board of Directors from time to time. The Board of Directors may in its sole discretion reject any subscription for an Interest. The Board of Directors may, in its sole discretion, suspend the offering of the Interests at any time. The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member. The admission of new Members shall not require the unanimous consent of the then-current Members of the Fund.

     2.8 Organizational Member

     The initial contribution of capital to the Fund by the Organizational Member shall be represented by an Interest, which Interest shall have the same rights as other Interests held by Members.

     2.9 Both Directors and Members

     A Member may at the same time be a Director and a Member in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided by the laws of the State of Illinois.

     2.10 Limited Liability

     Except as provided under applicable law, a Member shall not be liable for the Fund's debts, obligations and liabilities in any amount in excess of the capital account balance of such Member, plus


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such Member's share of undistributed profits and assets. Except as provided under applicable law, a Director shall not be liable for the Fund's debts, obligations and liabilities.

                                 ARTICLE III

                                  MANAGEMENT

     3.1 Management and Control

               (a) Management and control of the business of the Fund shall be vested in the Board of Directors, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of Directors under the laws of the State of Illinois and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board of Directors. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of an Illinois corporation and
          (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as an Illinois corporation who is not an "interested person," as such term is defined by the 1940 Act, of such company. During any period in which the Fund shall have no Directors, the Adviser shall have the authority to manage the business and affairs of the Fund.

               (b) The Board of Directors is hereby authorized and empowered to carry out and implement any and all of the purposes of the Fund, including, without limiting the generality of the foregoing:

               (1) to engage personnel and to do such other acts and incur such other expenses on behalf of the Fund in accordance with the terms of this Agreement as the Board of Directors may deem necessary or advisable in connection with the conduct of the Fund's affairs;

               (2) to engage independent attorneys, accountants, investment advisers, agents or such other persons as it may deem necessary or advisable;

               (3) to receive, buy, sell, exchange and otherwise trade and deal in Securities of the Fund;

               (4) to open, conduct and close accounts, including margin and discretionary accounts, with brokers, investment advisers, or other persons and to pay the fees and charges for transactions in such accounts;

               (5) to open, maintain and close bank, brokerage and other depository accounts;

               (6) to execute, deliver and perform such other contracts, agreements and such other undertakings as it may deem necessary or advisable for the conduct of the business of the Fund; and

               (7)  to file, if advisable, various tax elections for the Fund.


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               (c) Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required by the laws of the State of Illinois.

               (d) The Board of Directors shall devote to the Fund such of its efforts as the Board of Directors shall deem necessary for the management of the affairs of the Fund, it being understood that nothing hereto shall require the Board of Directors to devote its full time to the business and affairs of the Company. Nothing contained in this Agreement shall preclude any of the Directors from acting as a director, stockholder, officer or employee of any corporation, a trustee of a trust, a partner of any partnership, a member of any other limited liability company or an administrative official of any governmental entity, from receiving compensation for services rendered in connection with the foregoing, from acting as a principal or employee of any firm, corporation or person with whom the Fund may contract for services or otherwise, or participating in profits derived from investments in any such corporation, company, trust, partnership or other governmental entity or from investing in any securities or other property for his or her own account.

               (e) The Board of Directors may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Directors to the extent permissible under applicable law, and may appoint persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board of Directors consistent with applicable law.

     3.2 Actions by the Board of Directors

               (a) Unless provided otherwise in this Agreement, the Board of Directors shall act only: (i) by the affirmative vote of a majority of the Directors (including the vote of a majority of the Independent Directors if required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

               (b) The Board of Directors may designate from time to time a Principal Director who shall preside at all meetings of the Board of Directors. Meetings of the Board of Directors may be called by the Principal Director or by any two Directors, and may be held on such date and at such time and place as the Board of Directors shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone except where in-person attendance at a meeting is required by the 1940 Act. A majority of the Directors shall constitute a quorum at any meeting, except with respect to matters which require unanimous consent under the laws of the State of Illinois.

     3.3 Audit Committee

         The Board of Directors shall establish an Audit Committee, which shall have primary responsibility to (i) recommend to the Board of Directors the appointment of the Fund's independent


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auditors, (ii) meet separately with the independent auditors and review the scope and anticipated costs of the audit, and (iii) receive and consider a report from the independent auditors concerning the conduct of the audit. The Audit Committee shall be comprised of the Independent Directors.

     3.4 Officers

               (a) The executive Officers of the Fund shall be a President, a Treasurer and a Secretary. If the Board of Directors has designated a Principal Director pursuant to Section 3.2(b) hereof, then the Principal Director shall also be an executive Officer. The Board of Directors may elect one or more Vice-Presidents, and each such Vice-President shall be an executive Officer. The President shall be the chief executive officer of the Fund. The Principal Director, if there be one, shall be elected from among the persons serving as Directors, but no other Officer need be a Director. The Board of Directors may also elect, or may delegate to the President authority to appoint, remove, or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Directors shall at any time and from time to time deem to be advisable. Any two or more positions of Officer, except those of President and Vice-President, may be held by the same person. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund an instrument required by law to be executed, acknowledged and verified by more than one Officer.

               (b) The Officers shall be elected annually at a meeting of the Board of Directors. Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Directors, or by the President acting under authority delegated by the Board of Directors, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any Officer may resign at any time by written notice to the Fund. Any Officer may be removed at any time by the Board of Directors or by the President acting under authority delegated by the Board of Directors if in its or his judgment the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

               (c) If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by the President acting under authority delegated by the Board of Directors. Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

               (d) All Officers as between themselves and the Fund shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Directors or by the President acting under authority delegated by the Board of Directors.

     3.5 Meetings of Members

               (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Directors or by Members holding 25% or more of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board of Directors shall determine. The Board of Directors shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting, and matters incidental thereto, may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes at such meeting.

               (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Investment Percentage as of the record date for such meeting. The Board of Directors shall establish a record date not less than 10 days nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

               (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     3.6 Custody of Assets of the Fund

     The physical possession of all funds, Securities and other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

     3.7 Other Activities of Members and Directors

               (a) The Directors shall not be required to devote all of their time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

               (b) Any Member or Director, and any Affiliate of any Member or Director, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Director shall have any rights in or to such activities of any other Member or Director, or any profits derived therefrom.

     3.8 Duty of Care

               (a) None of the Directors, the Adviser or any Sub-Adviser shall be liable for the return or payment of all or any portion of the capital or profits allocable to any Member, it being expressly agreed that any return of capital or payment of profits made pursuant to this Agreement shall be made solely from the assets of the Fund (which shall not include any right of contribution from any Director, the Adviser or any Sub-Adviser).

               (b) None of the Directors, the Adviser or any Sub-Adviser shall be liable to the Fund, any Member or any former Member for: (i) any act performed, or the omission to perform any act, within the scope of the power and authority conferred on the relevant party by this Agreement and/or under the laws of the State of Illinois, except by reason of acts or omissions of the relevant party finally determined by a court or tribunal having proper jurisdiction to constitute fraud, bad faith, gross negligence or reckless or intentional misconduct; (ii) the termination of the Fund and this Agreement pursuant to the terms hereof; (iii) the performance by a Director, the Adviser or any Sub-Adviser of, or the omission by any of them to perform, any act which such party reasonably believed to be consistent with the advice of attorneys, accountants or other professional advisers to the Fund or to such party with respect to matters relating to the Fund; (iv) the conduct of any person selected or engaged by such party other than in bad faith; or (v) any tax imposed on the Fund or the Members in any jurisdiction, or any costs incurred in respect of a tax audit or similar procedure.

               (c) Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any Member or third parties only as provided under the laws of the State of Illinois.

     3.9 Indemnification

               (a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.9(b) hereof, indemnify each Director (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of fraud, bad faith, gross negligence or reckless or intentional misconduct involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.9 shall not be construed so as to provide for indemnification of a Director for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.9 to the fullest extent permitted by law.

               (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.9(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or
          (iii) a majority of the Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

               (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.9(a) hereof if (i) approved as being in the best interests of the Fund by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

               (d) Any indemnification or advancement of expenses made pursuant to this Section 3.9 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Director (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section
          3.9 it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.9 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Director or other person claiming a right to indemnification under this Section 3.9 has not met the applicable standard of conduct set forth in this Section 3.9. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this
          Section 3.9, the burden of proving that the Director or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.9 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

               (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.9 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

               (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.9 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Director or other person.

     3.10 Fees, Expenses and Reimbursement

               (a) The Adviser and its Affiliates shall be entitled to receive such fees for services provided to the Fund as may be agreed to by the Adviser (or its Affiliate) and the Fund pursuant to the Investment Management Agreement or other applicable agreement relating to such services.

               (b) The Board of Directors may cause the Fund to compensate each Director who is not an officer or employee of the Adviser (or of any Affiliate of the Adviser) for his or her services as such, and such Director shall be reimbursed by the Fund for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.

               (c) The Fund shall bear all costs and expenses incurred in its business and operations, other than those specifically required to be borne by the Adviser pursuant to the Investment Management Agreement. Costs and expenses to be borne by the Fund include, but are not limited to, the following:

               (1) all costs and expenses directly related to investment transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in Investment Funds;

               (2) all costs and expenses associated with the operation and registration of the Fund, offering costs and the costs of compliance with applicable Federal and state laws;

               (3) all costs and expenses associated with the organization and operation of any separate account or separate investment vehicle established by the Fund and managed by Portfolio Managers retained by the Fund;

               (4) the costs and expenses of holding meetings of the Board and any meetings of Members, including reasonable travel and out-of-pocket expenses of the Directors and costs associated with the preparation and dissemination of proxy materials;

               (5) the fees and disbursements of Fund counsel, any legal counsel retained to represent the Independent Directors, independent accountants for the Fund and other consultants and professionals engaged on behalf of the Fund;

               (6) the management fee payable to the Adviser pursuant to the Investment Management Agreement;

               (7) the investor servicing fee payable to the placement agent of the Fund to reimburse it for payments made to brokers, dealers and certain financial institutions that have agreed to provide ongoing investor services and account maintenance services to investors in the Fund that are their customers;

               (8) the fees payable to custodians and other persons providing administrative services to the Fund;

               (9) the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board;

               (10) all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members; and

               (11) such other types of expenses as may be approved from time to time by the Board of Directors,

               provided, however, that any costs and expenses related directly to the organization and offering of the Fund shall be borne by the Adviser in accordance with the terms of the Investment Management Agreement.

               (d) Subject to such limitations as may be imposed by the 1940 Act or other applicable laws, from time to time the Fund may, alone or in conjunction with the Adviser, any Affiliate of the Adviser or other registered or unregistered investment funds or other accounts for which the Adviser or any Affiliate of the Adviser acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Directors shall determine.

                                  ARTICLE IV

                    TERMINATION OF STATUS OF THE DIRECTORS,
                           TRANSFERS AND REPURCHASES

     4.1 Termination of Status of a Director

     The status of a Director shall terminate if the Director (i) shall die;
(ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director; (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Fund under the laws of the State of Illinois.

     4.2 Removal of the Directors

     Any Director may be removed either by (i) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal vote or
(ii) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

     4.3 Transfer of Interests of Members

          (a) An Interest of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of such Member or (ii) with the written consent of the Board of Directors (which may be withheld in its sole discretion); provided, however, that the Board of Directors may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts and contributions to family partnerships), (ii) to members of the Member's immediate family (brothers, sisters, spouse, parents and children), (iii) as a distribution from a qualified retirement plan or an individual retirement account, or (iv) a Transfer to which the Board of Directors may consent pursuant to the following sentence. The Board of Directors may consent to other pledges, transfers, or assignments under such other circumstances and conditions as it, in its sole discretion, deems appropriate; PROVIDED, HOWEVER, that prior to any such pledge, transfer, or assignment, the Board of Directors shall consult with counsel to the Fund to ensure that such pledge, transfer, or assignment will not cause the Fund to be treated as a "publicly traded partnership" taxable as a corporation. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board of Directors which may be withheld in its sole discretion. Any pledge, transfer, or assignment not made in accordance with this Section 4.3 shall be void.

          (b) The Board of Directors may not consent to a Transfer of an Interest or a portion thereof of a Member unless: (i) the person to whom the Interest is Transferred (or each of the person's beneficial owners if such a person is a "private investment company" as defined in paragraph
     (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Board of Directors believes is an "Accredited Investor" as that term is defined at Rule 501 of Regulation D of the Securities Act of 1933; and (ii) the entire Interest of the Member is Transferred to a single transferee or, after the Transfer of a portion of an Interest, the balance of the Capital Account of each of the transferee and transferor is not less than $5,000, or such lesser amount as may be established by the Board of Directors. Any transferee that acquires an Interest by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member transfers an Interest with the approval of the Board of Directors, the Board of Directors shall promptly take all necessary actions so that the transferee to whom such Interest is transferred is admitted to the Fund as a Member. Each Member effecting a Transfer and its transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.

          (c) Each Member shall indemnify and hold harmless the Fund, the Directors, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this
     Section 4.3 and (ii) any misrepresentation by such Member in connection with any such Transfer.

     4.4 Repurchase of Interests

          (a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase that Interest or portion thereof. The Board of Directors from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Interests or portions thereof pursuant to written tenders. However, the Fund shall not offer to repurchase Interests on more than two occasions during any one Fiscal Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members. In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board of Directors shall consider, among other things, the recommendation of the Adviser. The Board of Directors shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms determined by the Board of Directors to be fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

          (b) A Member who tenders for repurchase only a portion of the Member's Interest will be required to maintain a capital account balance equal to $5,000, or such lesser amount as may be established by the Board of Directors. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from the Member so that the required minimum balance is maintained or to cause the Fund to repurchase all of the Interests held by such Member.

          (c) The Adviser and any Affiliate of the Adviser may tender any Interest or a portion thereof that it holds as a Member under Section 4.4(a) hereof.

          (d) The Board of Directors may, in its discretion, cause the Fund to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member in the event that the Board of Directors determines or has reason to believe that:

          (1) such an Interest or portion thereof has been transferred in violation of Section 4.3 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member;

          (2) ownership of such an Interest by a Member or other person will cause the Fund, the Adviser or any person retained as a Sub-Adviser to the Fund to be in violation of, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws, of the United States or any other relevant jurisdiction;

          (3) such Member's continued participation in the Fund may cause the Fund to be classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;

          (4) such Member's capital account balance, as a result of transfers or repurchases of Interests, is less than $5,000;

          (5) any of the representations and warranties made by a Member in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true; or

          (6) it would be in the best interests of the Company, as determined by the Board of Directors in its sole discretion, for the Company to repurchase such an Interest or portion thereof.

          (e) Repurchases of Interests or portions thereof by the Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Fund to repurchase Interests, promptly after the expiration date of such repurchase offer in accordance with the terms of such offer. Payment of the purchase price for an Interest (or portion thereof) shall consist of: (i) cash or a promissory note, which need not bear interest, in an amount equal to such percentage, as may be determined by the Board of Directors, of the estimated unaudited net asset value of the Interest (or portion thereof) repurchased by the Fund determined as of the date of such repurchase (the "Initial Payment"); and, if determined to be appropriate by the Board of Directors or if the Initial Payment is less than 100% of the estimated unaudited net asset value, (ii) a promissory note entitling the holder thereof to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interest (or portion thereof) repurchased by the Fund as of the date of such repurchase, determined based on the audited financial statements of the Fund for the Fiscal Year in which such repurchase was effective, over (y) the Initial Payment. Notwithstanding anything in the foregoing to the contrary, the Board of Directors, in its discretion, may pay any portion of the repurchase price in Securities (or any combination of Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased; provided that the Board of Directors, in its discretion, may make payment of the purchase price for an Interest by in-kind distribution of Securities held by the Fund. The purchase price of an Interest will be determined approximately one month after the date a Member submits a request for repurchase (the "Valuation Date"), and the Fund will endeavor to pay such purchase price approximately one month after the applicable Valuation Date.

          (f) Subject to the approval of the Board of Directors and compliance with the 1940 Act, the Fund may impose a fee or charge in connection with repurchases of Interests, including a fee or charge applicable to repurchases of Interests (or portions thereof) effected prior to the expiration of a specified period subsequent to a Member's admission to the Fund.

          (g) A Member may at any time submit to the Fund a written request that the Fund repurchase the entire Interest of such Member, as contemplated by Section 6.1(4) hereof. Any such request shall be sent to the Fund by registered or certified mail, return receipt requested, and shall be deemed valid upon receipt by the Member of a letter from the Fund acknowledging its receipt of the request. The Fund shall send such letter to the Member promptly upon its receipt of the Member's request.

                                  ARTICLE V

                                    CAPITAL

     5.1 Contributions to Capital

          (a) The minimum initial contribution of each Member to the capital of the Fund shall be such amount as the Board of Directors, in its discretion, may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Directors shall not be entitled to make contributions of capital to the Fund as Directors of the Fund, but may make contributions to the capital of the Fund as Members. The Adviser may make contributions to the capital of the Fund as a Member.

          (b) Members may make additional contributions to the capital of the Fund effective as of such times as the Board of Directors, in its discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Section 5.6 hereof. The minimum additional capital contribution of a Member to the capital of the Fund shall be such amount as the Board of Directors, in its sole discretion, may determine from time to time.

          (c) Initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash or readily available funds on or before the date of the proposed contribution.

     5.2 Rights of Members to Capital

     No Member shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member's Interest pursuant to Section 4.4 hereof, (ii) pursuant to the provisions of Section 5.6(c) hereof or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

     5.3 Capital Accounts

          (a) The Fund shall establish a separate Capital Account for each Member.

          (b) Each Member's Capital Account shall have an initial balance equal to the amount of such Member's initial contribution to the capital of the Fund.

          (c) Each Member's Capital Account shall be increased by the sum of
     (i) the amount of additional contributions by such Member to the capital of the Fund permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Member's Capital Account pursuant to Sections
     5.4 through 5.6 hereof, and such Member's Investment Percentage shall be correspondingly increased.

          (d) Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.4, 5.9 or
     6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take under Section

     752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.7 hereof, and such Member's Investment Percentage shall be correspondingly decreased.

          (e) Each Member's Capital Account shall be adjusted at the close of business on the last day of each Fiscal Period.

     5.4 Allocation of Net Profit and Net Loss; Allocation of Offering Costs.

     As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period, and any offering costs required by applicable accounting principles to be charged to capital that are paid or accrued during the Fiscal Period, shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period.

     5.5 Allocation of Certain Expenditures

     Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, to the extent determined by the Board of Directors to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

     5.6 Reserves

          (a) The Board of Directors may, in consultation with the Adviser or on its own initiative, establish appropriate reserves ("Reserves") which shall be accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board of Directors, such reserves to be in the amounts that the Board of Directors, in its sole discretion, deems necessary or appropriate. The Board of Directors may increase or reduce any such reserves from time to time by such amounts as the Board of Directors, in its sole discretion, deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as applicable, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided that if any such individual reserve item, adjusted by any increase therein, exceed the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase or decrease shall instead be charged or credited to those persons who were Members at the time, as determined by the Board of Directors in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased (in proportion to their Capital Accounts at that time).

          (b) To the extent permitted under applicable law, if at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt, and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting principles, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those persons who were Members during such prior Fiscal Period or Periods.

          (c) To the extent permitted under applicable law or if the Board of Directors so determines, if any amount is required by paragraph (a) or
     (b) of this Section 5.6 to be charged or credited to a person who is no longer a Member, such amount shall be paid by or to such person, as the case may be, in cash, with interest from the date on which the Board of Directors determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such person ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

     5.7 Tax Allocations

     For each fiscal year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e)
promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulation ss. 1.704-1(b)(2)(ii)(d). Notwithstanding anything to the contrary in this Agreement, the Board of Directors may, in its discretion, make a special allocation of an amount of the Fund's capital gains (including short-term capital gains) for Federal income tax purposes to a Member withdrawing its Interest in the Fund, to the extent that the Capital Account balance of such withdrawing Member exceeds the Federal income tax basis in its interest.

     If the Fund realizes capital gains (including short-term capital gains) for Federal income tax purposes ("gains") for any fiscal year during or as of the end of which the Interests of one or more Positive Basis Members (as hereinafter defined) are repurchased by the Fund pursuant to Article IV, the Board of Directors, unless otherwise determined by the Board of Directors, in its sole discretion, shall allocate such gains as follows: (i) to allocate such gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any gains not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Section 5.4.

     If the Fund realizes capital losses (including long-term capital losses) for Federal income tax purposes ("losses") for any fiscal year during or as of the end of which the Interests of one or more

Negative Basis Members (as hereinafter defined) are repurchased by the Fund pursuant to Article IV, the Board of Directors, unless otherwise determined by the Board of Directors, in its sole discretion, shall allocate such losses as follows: (i) to allocate such losses among such Negative Basis Members, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Member, until either the full amount of such losses shall have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated and (ii) to allocate any losses not so allocated to Negative Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Section 5.4.

     As used herein, (i) the term "Positive Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which its Interest as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death, and without regard to such Member's share of the liabilities of the Fund under Section 752 of the
Code), and (ii) the term "Positive Basis Member" shall mean any Member whose Interest is repurchased by the Fund and who has Positive Basis as of the effective date of the repurchase, but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the second paragraph of this Section 5.8 equal to its Positive Basis as of the effective date of such repurchase.

     As used herein, (i) the term "Negative Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which its Interest as of such time is less than its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death, and without regard to such Member's share of the liabilities of the Fund under Section 752 of the
Code), and (ii) the term "Negative Basis Member" shall mean any Member whose Interest is repurchased by the Fund and who has Negative Basis as of the effective date of such repurchase, but such Member shall cease to be a Negative Basis Member at such time as it shall have received allocations pursuant to clause (i) of the third paragraph of this Section 5.8 equal to its Negative Basis as of the effective date of such repurchase.

     5.8 Distributions

     The Board of Directors, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members' Investment Percentages.

     5.9 Allocation of Organizational Expenses

          (a) As of the first Expense Allocation Date, Organization Expenses shall be allocated among and debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages on such Expense Allocation Date.

          (b) As of the Expense Allocation Date following the first Expense Allocation Date, all amounts previously debited against the Capital Account of a Member pursuant to this Section 5.9 on the preceding Expense Allocation Date will be credited to the Capital Account of such Member, and Organization Expenses shall then be reallocated among and debited against the Capital Accounts of all Members in accordance with their respective Investment Percentages.

     5.10 Withholding

          (a) The Board of Directors may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

          (b) For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board of Directors, the amount of such excess.

          (c) The Board of Directors shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Directors with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the other Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                                  ARTICLE VI

                          DISSOLUTION AND LIQUIDATION

     6.1 Dissolution

     The Fund shall be dissolved:

          (a) upon the affirmative vote to dissolve the Fund by: (i) the Board of Directors or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

          (b) upon the expiration of any two year period that commences on the date on which any Member has submitted, in accordance with the procedure specified in Section 4.4(g) hereof, a written notice to the Fund requesting the repurchase of its entire Interest by the Fund, if such Interest has not been repurchased by the Fund, except as otherwise prohibited by the 1940 Act; or

          (c) upon the failure of Members to elect a successor Director at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund;

          (d) at any time at the election of the Board of Directors; or

          (e) as required by operation of law.

     Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Directors and Members may elect to continue the business of the Fund as provided above, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Articles have been canceled.

     6.2 Liquidation of Assets

          (a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Directors shall promptly appoint the Board of Directors or the Adviser as the liquidator (the "Liquidator") and the Liquidator shall liquidate the business and administrative affairs of the Fund, except that if the Board of Directors does not appoint the Board of Directors or the Adviser as the liquidator or the Board of Directors or the Adviser is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Directors or Liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

          (1) to satisfy the debts of the Fund, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

          (2) to satisfy such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis; and

          (3) to the payment of the Members on a pro rata basis of the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

          (b) If the Fund shall be wound up (whether the liquidation is altogether voluntary or by or under the supervision of the courts), the Liquidator may divide among the Members in kind the whole or any part of the assets of the Fund, and may for such purposes set such value as the Liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Members. The Liquidator may vest any part of such assets in trustees upon such trust (a "liquidating trust") for the benefit of such Members as the Liquidator may determine. The date of any such transfer to a liquidating trust shall constitute the end of the Fund's final accounting period with respect to the assets contributed thereto, irrespective of when the liquidating trust is itself dissolved, and the Liquidator shall be entitled to continue to be reimbursed for the expenses incurred by it in managing the liquidating trust as well as to receive expense payments with respect thereto.

          (c) In the event that the Liquidator intends to make a distribution to a Member in whole or in part, in kind rather than in cash, the Liquidator shall give such Member at least 10 days' notice of the proposed in-kind payment (generally describing the assets to be distributed and any associated liabilities to be assumed). If the Member notifies the Liquidator within 5 days of receipt of such notice from the Liquidator that receipt of the assets (or associated liabilities) intended to be paid out to such Member could reasonably be expected to cause such Member to be in violation of law, the Liquidator shall cause the Fund to sell the assets intended to be distributed - which sale may be made as the Liquidator may determine. In such case, the Liquidator need make no representation as to how long a delay there might be before such sale will be effected and whether there will be a single sale for the entirety of such assets or more than one sale. No interest shall accrue on any amounts due to the affected Member pending such sale(s); provided, that the Liquidator shall cause the Fund to distribute the proceeds of such sale(s) promptly following receipt.
     The amount received upon any such distribution shall constitute full discharge of any and all amounts due to the affected Member in respect of such distribution.

                                 ARTICLE VII

                 ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

     7.1 Accounting and Reports

          (a) The Fund shall adopt for tax accounting purposes any accounting method that the Board of Directors shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

          (b) After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

          (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted auditing standards. The Fund may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

     7.2 Determinations by the Board of Directors

          (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to
     Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Directors unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

          (b) The Board of Directors may make such adjustments to the computation of Net Profit or Net Loss or any components comprising the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

     7.3 Valuation of Assets

          (a) Except as may be required by the 1940 Act, the Board of Directors shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period in accordance with such valuation policies and procedures (the "Valuation Procedures") as shall be established or amended from time to time by the Board of Directors and which conform to the requirements of the 1940 Act and which are appended hereto as Exhibit
     A. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

          (b) The Fund will value interests in Investment Funds at their "fair value," as determined in good faith by the Board of Directors pursuant to the Valuation Procedures.

          (c) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

     8.1 Amendment of Limited Liability Company Agreement

          (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board of Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of Members by such vote as is required by the 1940 Act.

          (b) Any amendment that would:

          (1) increase the obligation of a Member to make any contribution to the capital of the Fund;

          (2) reduce the Capital Account of a Member other than in accordance with Article V; or

          (3) modify the events causing the dissolution of the Fund; may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Directors) to have its entire Interest repurchased by the Fund.

          (c) The power of the Board of Directors to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

          (1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

          (2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(a) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

          (3) amend this Agreement to make such changes as may be necessary or advisable to ensure that the Fund will not be treated as an association or a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code.

          (d) The Board of Directors shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

     8.2 Special Power of Attorney

          (a) Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each Director, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

          (1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

          (2) any amendment to the Articles required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and

          (3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Illinois or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the laws of the State of Illinois.

          (b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Articles or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

          (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Directors and the Adviser and as such:

          (1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund or Board of Directors shall have had notice thereof; and

          (2) shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board of Directors for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Directors to execute, acknowledge and file any instrument necessary to effect such substitution.

     8.3 Notices

     Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Fund, the Board of Directors or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

     8.4 Agreement Binding Upon Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

     8.5 Applicability of 1940 Act and Form N-2

     The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members.

     Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.


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


     8.6 Choice of Law

     Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Illinois without regard to the conflict of law principles of such State.

     8.7 Not for Benefit of Creditors

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Directors and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

     8.8 Consents

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

     8.9 Merger and Consolidation

          (a) The Fund may merge or consolidate with or into one or more limited liability companies formed in accordance with the laws of the State of Illinois or other business entities pursuant to an agreement of merger or consolidation that has been approved in accordance with the laws of the State of Illinois.

          (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with the laws of the State of Illinois may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new operating agreement for the Fund if it is the surviving or resulting limited liability Fund in the merger or consolidation, or (iii) provide that the limited liability Fund agreement of any other constituent limited liability Fund to the merger or consolidation (including a limited liability Fund formed for the purpose of consummating the merger or consolidation) shall be the limited liability Fund agreement of the surviving or resulting limited liability Fund.

     8.10 Pronouns

     All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as entity of the person or persons, firm or corporation may require in the context thereof.

     8.11 Confidentiality

          (a) A Member may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the laws of the State of Illinois, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Directors.

          (b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board of Directors, which consent may be withheld in its sole discretion.

          (c) Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Fund determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

     8.12 Certification of Non-Foreign Status

     Each Member or transferee of an Interest from a Member shall certify, upon admission to the Fund and at such other times thereafter as the Board of Directors may request, whether such Member is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 60 days of any change in such Member's status.

     8.13 Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

     8.14 Filing of Returns

     The Board of Directors or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

     8.15 Tax Matters Partner

          (a) A Director who is a Member shall be designated on the Fund's annual Federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Fund for purposes of
     Section 6231(a)(7) of the Code. In the event that no Director is a Member, a Member shall be so designated. Should any Member be designated as the Tax Matters Partner for the Fund pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Director selected by the Board of Directors all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Director as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices, and to do any and all things required or advisable, in the Director's judgment, to be done by such a Tax Matters Partner. Any Member designated as the Tax Matters Partner for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

          (b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Member") that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Member. In the event the Fund shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

     8.16 Section 754 Election

     In the event of a distribution of Fund property to a Member or an assignment or other transfer (including by reason of death) of all or part of the interest of a Member in the Fund, at the request of a Member, the Board of Directors, in its discretion, may cause the Fund to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund property as provided by Sections 734 and 743 of the Code.

     8.17 Reliance. In dealing with the Board of Directors acting on behalf of the Fund, no person shall be required to inquire into the authority of the Board of Directors to bind the Fund. Persons dealing with the Fund shall be entitled to rely on a certification by the Board of Directors with regard to the authority of any other person to act on behalf of the Fund in any manner.

     8.18 Registration of Assets. Any assets owned by the Fund may be registered in the Fund name, or in the name of a nominee, or a "street name." Any corporation, brokerage firm or transfer agent called upon to transfer any assets to or from the name of the Fund shall be entitled to rely upon instructions or assignments signed by a Director or an agent of the Board of Directors without inquiry as to the authority of the person signing or purporting to sign such instructions or assignments or as to the validity of any transfer to or from the name of the Fund; provided, that any corporation, brokerage firm or transfer agent holding cash or assets of the Fund shall be expected to comply with any special instructions concerning payment and delivery given to it in writing by a Director.

     8.19 Limitation on Duties. Pursuant to the laws of the State of Illinois, the Members' duties to other Members and the Fund are limited to those expressly provided herein.

     8.20 Contractual Statute of Limitations. Any claim brought against any Director, the Adviser or any Sub-Adviser, the Fund or any related party that arises out of or is connected with or related to the Fund or such party's involvement with the Fund or its business affairs in any way, including any claim resulting from or relating to the offer or sale of the Interests shall, unless otherwise previously barred by any provision of law, be barred unless such claim is initiated within one year of the discovery of the event which is the subject of such claim or within one year of the date that such event reasonably should have been discovered (whichever is sooner).

     8.21 Matters Not Provided For; Compliance With Law. The Board of Directors shall be empowered to decide any question arising with respect to the Fund or this Agreement, and to make such provisions as the Board of Directors deems to be in, or not opposed to, the interests of the Fund, but which are not specifically set forth herein.

     EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN
SECTION 8.11.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      ORGANIZATIONAL MEMBER:

                                      Aspen Strategic Alliance LLC

                                      By:

                                      ------------------------------------


MEMBERS:

Each person who shall sign an investor application or certification and who shall be accepted by the Board of Directors to the Fund as a Member.